Exhibit 99.1

For Immediate Release
Contact: Robert Engle
703/356-8230

FIRST POTOMAC REALTY TRUST ANNOUNCES ACQUISITION OF
RICHMOND-AREA FLEX PROPERTY

     Bethesda, MD, October 29 -— First Potomac Realty Trust (NYSE: FPO), a Bethesda, Maryland-based real estate investment trust, announced today that it closed on its acquisition of Virginia Center, a single-story flex property located in Glen Allen, Virginia, totaling 119,672 square feet, for $9,525,000. The seller was Principal Life Insurance Company.

     Virginia Center, which is located at 1001-1063 Technology Park Drive, is situated on 16.9 acres and was built in 1984. It is located less than one mile from Interstate 95 in the Northwest Quadrant submarket of Richmond.

     Virginia Center is currently 63 percent leased to 10 tenants. The property’s major tenants are Service Partners LLC (17,510 square feet); GAC National Processing Center (11,688 square feet); DaimlerChrysler Motors Corporation (11,650 square feet); and Professional Products, Inc. (10,550 square feet).

     On October 23, 2003, First Potomac completed the sale of 7,500,000 common shares for an aggregate price of $112,500,000 in its initial public offering. This is the first acquisition announced by First Potomac since its initial public offering and is the company’s first acquisition in the Richmond market.

     “We remain impressed with the long-term potential of the flex market in the Richmond area,” said Douglas J. Donatelli, First Potomac chief executive officer and president. “This acquisition fits well into our core strategy of purchasing undervalued properties that have excellent long-term potential through repositioning and aggressive leasing. We particularly like this asset class because of its fragmented ownership.”

About First Potomac Realty Trust

     First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires, operates and develops industrial and flex properties in Maryland, Virginia and the Washington, D.C. metropolitan area. With this acquisition, the company owns a 33-building portfolio totaling approximately 2.4 million square feet. The company’s largest tenant is the U.S. Government, which leases approximately 350,000 square feet under eleven leases.

First Potomac’s press releases are available on the company’s website at www.first-potomac.com or by contacting the company at 301-986-9200.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings, changes in real estate and general market conditions. First Potomac Realty Trust does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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